EXHIBIT 99.1

NEMUS Bioscience Announces $500,000 Preferred Stock Financing

COSTA MESA, CA – October 26, 2016 - NEMUS Bioscience, Inc. (OTCQB: NMUS) today announced that it entered into a Securities Purchase Agreement with certain purchasers for the sale of 500 shares of Preferred Stock for gross proceeds of $500,000. Each share of preferred stock is convertible into shares of common stock at a conversion price of $0.40 per share. We have agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the Preferred Stock. Roth Capital Partners has acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws. The offering is expected to be consummated by August 21, 2015, subject to customary closing conditions.

ABOUT NEMUS BIOSCIENCE, INC.

The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS's strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development. For more information, visit www.nemusbioscience.com.

FORWARD LOOKING STATEMENTS

Statements in this document that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," "challenge," "predictable" "will," or the negative of these terms or other comparable terminology. We operate in a rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

CONTACTS:

Adam Holdsworth, Investor Relations

Email: adamh@pcgadvisory.com

Phone: 646-862-4607

Janet Vasquez, Public Relations

Email: jvasquez@jvprny.com

Phone: 212-645-5498